Exhibit 99.1

News Announcement	For Immediate Release

NEXSTAR BROADCASTING ANNOUNCES CFO RESIGNATION

- Shirley E. Green to Serve as Interim CFO -

IRVING, TX (May 11, 2009)—Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) announced today that effective today Matthew E. Devine, Executive Vice President and Chief Financial Officer, has resigned to pursue other opportunities. Shirley E. Green, Nexstar Broadcasting Group’s Vice President, Controller and Secretary, will serve as the Company’s Interim CFO.

Perry A. Sook, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “We appreciate Matt’s contributions over the last three years, and we wish him continued success in his future endeavors. Our finance department is well-staffed, experienced and capable, and we are confident that Shirley will facilitate a smooth transition while we identify and appoint a new CFO.”

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group currently owns, operates, programs or provides sales and other services to 63 television stations in 34 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama, New York, Rhode Island, Utah and Florida. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW and reaches approximately 13 million viewers or approximately 11.5% of all U.S. television households.

Contact: Perry Sook Chief Executive Officer Nexstar Broadcasting Group, Inc. 972/373-8800	Joseph Jaffoni, Ratula Roy Jaffoni & Collins Incorporated 212/835-8500 or nxst@jcir.com

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